EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Mitch Gellman

Director of Investor Relations

949-260-8328

ir@simpletech.com

SimpleTech, Inc. Announces Underwriters’ Exercise of Over-Allotment Option

SANTA ANA, Calif., November 4, 2003 – SimpleTech, Inc. (Nasdaq: STEC) today announced that, on October 30, 2003, the underwriters of the company’s follow-on public offering exercised their option to purchase 1,500,000 additional shares of the company’s common stock at $7.00 per share, less the applicable underwriting discount, from the company and certain selling shareholders to cover over-allotments. Lehman Brothers Inc. managed the offering. Needham & Company, Inc., Thomas Weisel Partners LLC and The Seidler Companies Incorporated served as co-managing underwriters.

Registration statements relating to the additional 1,500,000 shares were filed with and have been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering may be obtained from the offices of Lehman Brothers, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, phone: 631-254-7106, fax: 631-254-7268, Email:niokioh_wright@adp.com.

About SimpleTech

SimpleTech, Inc. designs, manufactures and markets custom and open-standard memory solutions based on Flash memory and DRAM technologies. Headquartered in Santa Ana, California, the company offers a comprehensive line of over 2,500 products and specializes in developing high-density memory modules, memory cards and storage drives.